LYNCH INTERACTIVE
CORPORATION
                                                                   Press Release
                                                           For Immediate Release

                     LYNCH INTERACTIVE CORPORATION ANNOUNCES
          ACQUISITION OF CABLE SYSTEMS IN UTAH AND PROVIDES ADDITIONAL
                           INFORMATION ON "GOING DARK"

RYE, New York, March 22, 2005 - Lynch Interactive Corporation (ASE:LIC) announced today that its subsidiary Central Telcom Services, LLC, based in Fairview, Utah, has closed on an agreement with Precis Communications, LLC, a Colorado limited liability company, to acquire a cable television system located in Sanpete and Sevier Counties, Utah. The purchase price of $3,735,200 is subject to adjustment at closing. With the addition of these 2,500 cable subscribers, Lynch Interactive will expand its cable services to over 6,100 customers. Central Telcom Services and its affiliates, including Central Utah Telephone Company, offer Internet and telephone services and will be well positioned to promote additional services to their new and existing customer base.

In addition, in response to questions raised by some shareholders about what is referred to as "going dark", it is the Company's current intention to voluntarily disseminate press releases, quarterly financial statements, and audited annual financial statements to its shareholders and other members of the general investment community. Going dark, for those on Wall Street, generally means deregistering with the SEC and being quoted on the "bulletin board," instead of a securities exchange.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas. Interactive's World Wide Web address is http://www.lynchinteractivecorp.com.

     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although Lynch Interactive believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Lynch Interactive or any other person that the objectives and plans of Lynch Interactive will be achieved.

                                 * * * * * * *

Contact: John A. Cole
         Vice President, Corporate Development,
         Secretary and General Counsel

Release 05-05



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